Exhibit 12.1


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                      PACIFIC AEROSPACE & ELECTRONICS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                            Three Months Ended
                                                     Years Ended May 31                                          August 31
                         ---------------------------------------------------------------------------    ---------------------------
                                1994            1995            1996            1997            1998           1997            1998
                         -----------     -----------    ------------    ------------    ------------    -----------     -----------
Income (loss)
before taxes             $    (1,098)    $    (1,652)   $     (1,066)   $      1,732    $      3,132    $       873     $    (6,666)

Plus fixed
charges(1)                       234             435             707             668           1,128            196           1,212

Less capitalized
interest                           -               -               -               -               -              -               -
                         -----------     -----------    ------------    ------------    ------------    -----------     -----------

Earnings (loss)
for computation
purposes                        (864)         (1,217)           (359)          2,400           4,620          1,069          (5,454)

Divided by
fixed charges(1)                 234             435             707             668           1,128            196           1,212
                         -----------     -----------    ------------    ------------    ------------    -----------     -----------

Ratio of earnings
to fixed charges                   -               -               -            3.59            3.78           5.45               -
                         ===========     ===========    ============    ============    ============    ===========     ===========

Deficiency of
earnings to
fixed charges                  (3.69)          (2.80)          (0.51)              -               -              -           (4.50)
                         ===========     ===========    ============    ============    ============    ===========     ===========

--------------

(1) For purposes of computing the ratio of earnings to fixed charges, earnings, represent income (loss) before taxes and fixed charges. Fixed charges consist of (a) interest, whether expensed or capitalized, (b) amortization of deferred financing costs, (c) the portion of rental expense considered to represent interest (assumed to be one-third), and (d) exclude any interest expense on guaranteed debt of approximately $1.3 million related to a less than 50%-owned entity.
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